Exhibit 1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors Kingsway Financial Services Inc.

We consent to the inclusion in this annual report on Form 40-F of:
•
Our report dated March 31, 2011 on the consolidated balance sheets of Kingsway Financial Services Inc. (“the Company”) as at December 31, 2010 and the consolidated statements of operations, changes in shareholders’ equity, comprehensive income and cash flows for the year in the period ended December 31, 2010.

•	Our Report of Independent Registered Public Accounting Firm dated March 31, 2011 on the Company’s internal control over financial reporting as of December 31, 2010.

Each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2010.

/s/ BDO USA LLP

Grand Rapids, Michigan
March 31, 2011